EXHIBIT 1

PREFERRED STOCK

EXCHANGE AGREEMENT

Dated as of

December 30, 2004

By and Between

GRUBB & ELLIS COMPANY

and

KOJAIAN VENTURES, L.L.C.

PREFERRED STOCK EXCHANGE AGREEMENT

          This Preferred Stock Exchange Agreement (the "Agreement") is made as of this 30th day of December, 2004 by and between Grubb & Ellis Company, a Delaware corporation (the "Company") and Kojaian Ventures, L.L.C., a Michigan limited liability ("KV").

          WHEREAS, pursuant to that certain securities purchase agreement made as of May 13, 2002 by and between the Company and KV, as subsequently amended as of June 30, 2002, KV acquired, among other things, a subordinated convertible promissory note in the principal amount of $11,237,500 bearing interest at the rate of 12% per annum (the "Subordinated Note"); and

          WHEREAS, the Subordinated Note was convertible into shares of the Company's Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), which bears a cumulative dividend of 12% per annum, and which has such other rights and preferences as set forth in that certain amended and restated certificate of designations, number, voting rights, preferences and rights of Series A Preferred Stock of the Company as filed with the Secretary of State of the State of Delaware on September 13, 2002, and which is annexed hereto as Exhibit A (the "Certificate of Designations"); and

          WHEREAS, on or about September 19, 2002 KV converted the Subordinated Note into 11,725 shares of Series A Preferred Stock; and

          WHEREAS, the Board of Directors of the Company has declared that all holders of the Series A Preferred Stock on the close of business on December 31, 2004 (the "Record Date") shall be entitled to receive, subsequent to the Record Date and prior to January 7, 2005, all accrued and unpaid dividends through the Record Date; and

          WHEREAS, in accordance with terms and conditions set forth herein, KV has agreed to exchange its 11,725 shares of Series A Preferred Stock for an identical number of shares of a newly created series of preferred stock of the Company, having the voting powers, preferences and rights of such series of preferred stock as shall be set forth in that certificate of designations, number, voting power, preferences and rights of Series A-1 Preferred Stock (the "New Preferred Stock") of the Company as set forth on Exhibit B annexed hereto (the "New Certificate of Designations").

          NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agreed as follows:

          1.          Exchange of Securities. Subject to the full satisfaction or waiver of all of the conditions to closing set forth in Section 2.1 and Section 2.2 below, on the "Closing Date" (as that term is defined in Section 2.3 below), KV shall deliver to the Company an original certificate or certificates representing all of 11,725 shares of Series A Preferred

Stock owned by KV in exchange for a certificate, issued in the name of KV, representing 11,725 shares of Series A-1 Preferred Stock (the "Preferred Stock Exchange").

          2.          Closing Conditions.

                    2.1          Conditions to Closing for KV. Subsequent to December 31, 2004, and on or before the close of business on January 7, 2005, the following shall have occurred:

          (i) KV shall have received, via wire transfer in accordance with the wire transfer instructions annexed hereto as Exhibit C, the sum of Three Million Six Hundred Thirty Seven Thousand Four Hundred Ninety Five Dollars and Twenty-Three Cents ($3,637,495.23), representing the accrued and unpaid dividends on the Series A Preferred Stock as of and through December 31, 2004;

          (ii) KV shall have received written evidence, satisfactory in form and substance to KV, that the New Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware; and

          (iii) KV shall have received from the Company a certificate from a duly authorized officer of the Company, dated as of the date of the Closing, and in the form annexed hereto as Exhibit D, verifying and confirming that all of the representations, warranties and covenants of the Company set forth herein are true and correct in all respects as of the date of the Closing.

                    2.2          Conditions to Closing for the Company. Subsequent to December 31, 2004, and on or before the close of business on January 7, 2005, the following shall have occurred:

          (i) the Company shall have received written evidence, satisfactory in form and substance to the Company, that the New Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware; and

          (ii) the Company shall have received from KV a certificate from a duly authorized representative of KV, dated as of the date of the Closing, and in the form annexed hereto as Exhibit E, stating that all of the representations, warranties and covenants of KV set forth herein are true and correct in all respects as of the date of the Closing.

                    2.3          Closing. Upon the full satisfaction of all of the conditions set forth in Section 2.1 and Section 2.2 above, the parties shall effect the Preferred Stock Exchange subsequent to the Record Date and prior to the close of business on January 7, 2005 (such date, the "Closing" or the "Closing Date") which shall take place at the offices of Zukerman Gore & Brandeis, LLP, 875 Third Avenue, New York, New York, 10022, or at such other time, at such other place, and in such other manner, as the parties hereto shall agree.

          3.          Representations and Warranties of the Company. The Company warrants and represents, as of the date hereof and as of the Closing Date as if such representations and warranties were made on the Closing Date as follows:

                    3.1          Corporate Power. The Company has the full legal right, power and authority to enter into this Agreement and to issue and exchange the New Preferred Stock pursuant to this Agreement in accordance with the terms set forth in this Agreement and the delivery to KV of the New Preferred Stock pursuant to the terms of this Agreement will transfer to KV valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind whatsoever.

                    3.2          Due Authorization. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principals. The execution and delivery by the Company of this Agreement and the other agreements and instruments, to be executed and delivered by the Company in connection herewith, do not, and the consummation of the transaction contemplated hereby and thereby will not, (i) violate any provision in the certificate of incorporation or by-laws of the Company, (ii) violate any provision of, or result in the termination or acceleration of, or default under, or entitle any party to accelerate (with or after the filing of notice or lapse of time of both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets of the Company pursuant to any provision of any mortgage, lien, lease, agreement, license, or instrument, or violate any law, regulation, order, arbitration, award, judgment or decree to which the Company is a party or by which its property is bound; (iii) violate or conflict with, create a default under, any other material restriction of any kind or character to which the Company is subject; (iv) require any governmental consent, authorization, filing, approval, or exemption, except as may be required by regulation promulgated on the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or (v) violate any consent decree or requirement to which the Company is subject.

                    3.3          Existence and Good Standing. The Company is a corporation duly organized, valid and existing in good standing under the laws of the State of Delaware. The Company has the power to own its property and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in the jurisdictions in which the character and location of the properties owned or leased by the Company or the nature of the business conducted by the Company make such qualification necessary, except with the failure to qualify individually or in the aggregate will not have a material adverse effect of the business of the Company.

                    3.4          Valid Issuance. When exchanged and delivered in accordance with the terms hereof for the consideration expressed herein, the New Preferred Stock will be duly and validly issued, fully paid, non-assessable and free of preemptive rights, and, when delivered by the Company, the New Preferred Stock constitutes valid and legally binding obligations of the Company, enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other law affecting creditor's rights generally and of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Based in part upon the representations of KV in this Agreement, the New Preferred Stock will be issued in compliance with all applicable federal and state securities laws and the offer, exchange and issuance of the New Preferred Stock will constitute a transaction exempt from the registration requirements of Section 5 of the Securities Act.

                    3.5          Brokers or Finders.           No agent, broker, person or firm acting on behalf of the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling or controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement. The Company agrees to indemnify and hold KV harmless with respect to the foregoing.

          4.          Representations and Warranties of KV. KV hereby represents, warrants and agrees, as of the date hereof and as of the Closing Date, as if made on the Closing Date, as follows:

                    4.1          Power and Authority; Authorization and Noncontravention. KV has the full legal right, power and authority to enter into this Agreement and this Agreement has been duly and validly authorized, executed and delivered by KV and constitutes a valid and legally binding agreement of KV, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery by KV of this Agreement and the other agreements and instruments to be executed and delivered by KV in connection herewith, do not, and the consummation of the transaction contemplated hereby and thereby will not, (i) violate any provision of the Articles of Organization, Operating Agreement or any other like organizational or governing documents of KV; (ii) violate any provision of, or result in the termination or acceleration of, or default under, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets of KV pursuant to any provision of any mortgage, lien, lease, agreement, license, or instrument, or violate any law, regulation, order, arbitration award, judgment or decree to which KV is a party or by which its property is bound; (iii) violate or conflict with, or create a default under, any other material restriction of any kind or character to which KV is subject; (iv) require any governmental consent, authorization, filing, approval, or exemption, except as may be required by Regulation D promulgated under the Securities Act; or (v) violate any consent decree or requirement to which KV is subject.

                    4.2          Existence and Good Standing. KV is a limited liability company, validly existing and in good standing under the laws of the State of Michigan. KV has the power to own its property and to carry on its business as it is now being conducted.

                    4.3          Experience; Certain Risks. KV has substantial experience in evaluating and investing in non-registered securities of publicly traded entities, is capable of evaluating the merits and risks of investment in the Company and has the capacity to protect its own interests. KV hereby acknowledges that: (i) the New Preferred Stock represents a non-registered equity security in a corporate entity that has an accumulated deficit; (ii) no return on investment, whether through distributions, appreciation, transferability or otherwise, and no performance by, through or of the Company, has been promised, assured, represented or warranted by the Company, or by any director, officer, employee, agent or representative thereof; (iii) the New Preferred Stock (x) is not registered under applicable federal or state securities laws, and thus may not be sold, conveyed, assigned or transferred unless registered under such laws or unless an exemption from registration is available under such laws, as more fully described below, and (y) although there presently is a public market with respect to the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), the New Preferred Stock is not quoted, traded or listed for trading or quotation on any organized market or quotation system, and there have not been any representations made by the Company to KV that the New Preferred Stock will ever be quoted, traded or listed for trading or quotation on any organized market or quotation system or that there ever will be a public market for the New Preferred Stock or that there will continue to be a public market with respect to the Common Stock, and (iv) the acquisition of the New Preferred Stock is a speculative investment, involving a degree of risk, and is suitable only for a person or entity of adequate financial means who has no need for liquidity in this investment in that, among other things, (a) such person or entity may not be able to liquidate its investment in the event of an emergency or otherwise, (b) transferability is limited, and (c) in the event of a dissolution or otherwise, such person or entity could sustain a complete loss of its entire investment. KV, an "affiliate" of C. Michael Kojaian, as that term is defined in Rule 405 promulgated under the Securities Act, has adequate means of providing for its current financial needs and possible contingencies and has no need for liquidity of its investment in the New Preferred Stock. KV is able to bear the economic risks inherent in an investment in the New Preferred Stock, and an important consideration bearing on its ability to bear the economic risk of the purchase of the New Preferred Stock is whether KV can afford a complete loss of its investment in the New Preferred Stock, and KV represents and warrants that it can afford such a complete loss. KV has such knowledge and experience in business, financial, investment and banking matters (including, but not limited to investments in restricted, non-listed and non-registered securities) that KV is capable of evaluating the merits, risks and advisability of an investment in the New Preferred Stock.

                    4.4          Accredited Investor or Business and Financial Experience. KV is an accredited investor as defined in Rule 501 under the Securities Act of 1933.

                    4.5          Investment. KV is acquiring the New Preferred Stock for investment purposes only and solely for its own account, not as a nominee or agent, and not with the view towards the resale or distribution thereof. KV understands that the New Preferred Stock have not been, and will not be, registered under the Securities Act or qualified under any state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and various states' securities laws, which exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of KV's representations as expressed herein. KV understands that, in the view of the United States Securities and Exchange Commission (the "SEC"), among other things, a purchase with a present intent to distribute or resell would represent a purchase and acquisition with an intent inconsistent with its representation to the Company, and the SEC might regard such a transfer as a deferred sale for which the registration exemption is not available. Consequently, KV agrees and consents to the placement of a legend on the certificate(s) evidencing the New Preferred Stock, as the case may be, that they have not been registered under federal securities laws and applicable state securities laws.

                    4.6          Access to Information. KV expressly acknowledges and agrees that it has not relied on any representation, warranty or statements, written or oral, other than the express representations and warranties contained herein and the information contained within the Company's regulatory filings with the Securities Exchange Commission, and that KV's decision to exchange the Series A Preferred Stock for the New Preferred Stock is not based on any promotional, marketing or sales materials, and KV and its representatives have been afforded, prior to the acquisition of the New Preferred Stock, access to all documents and information that KV deems material to an investment decision with respect to the acquisition of the New Preferred Stock hereunder.

                    4.7          Beneficial Ownership. KV is the lawful record and beneficial owner of all the shares of Series A Preferred Stock, free and clear of any liens, claims, encumbrances or restrictions of any kind. KV is not a party to or otherwise subject to any agreement, understanding agreement or arrangement regarding the transfer, sale, distribution, hypothecation or disposition of the Series A Preferred Stock. Upon delivery of the Series A Preferred Stock to the Company at the Closing, the Company will acquire good and marketable title with respect thereto, and will be the undisputed record and beneficial ownership of the Series A Preferred Stock free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever.

          5.          Survival of Representations and Warranties; Indemnity

                    5.1          Survival of Representations and Warranties. The respective representations and warranties, covenants, agreements and obligations of each of the Company and KV contained in this Agreement or in any Exhibit attached hereto, and the indemnification provisions set forth in this Section 5 hereof, shall survive the Closing.

                    5.2          Indemnification by the Parties

                                        (a)          Each of the parties hereto agrees to indemnify (the "Indemnifying Party") and hold the other and each of its respective partners, officers, directors, members, employees, counsel, accountants, agents, successors and assigns (collectively, an "Indemnified Party") harmless from any and all damages, liabilities, losses, costs or expenses (including, without limitation, reasonable counsel fees and expenses) suffered or paid, directly or indirectly, as a result of or arising out of the failure of any respective representation or warranty made by the Indemnifying Party in this Agreement or in any Exhibit attached hereto to be true, complete and correct in all material respects as of the date of this Agreement and as of the Closing Date.

                                        (b)          If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced in its ability to defend the action, suit, proceedings or investigation for which such indemnification is sought by reason of such failure. Except as set forth below, an Indemnifying Party shall have the right to retain counsel of its own choice, and the Indemnifying Party shall pay the reasonable fees, reasonable expenses and reasonable disbursements of counsel selected by the Indemnifying Party; and such counsel shall to the extent consistent with its professional responsibilities, cooperate with the Indemnified Party and any counsel designated by the Indemnified Party, which counsel shall be the expense of the Indemnified Party.

          In the event the Indemnifying Party does not assume or fails to conduct in a diligent manner the defense of any claim or litigation resulting therefrom, (a) the Indemnified Party may defend, using its own counsel, against such claim or litigation, in such manner as it deems appropriate, including, but not limited to, settling such claim or litigation, on such terms as the Indemnified Party may deem appropriate, subject to first obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnifying Party shall pay the reasonable fees, reasonable expenses and reasonable disbursements of counsel selected by an Indemnified Party in the circumstances described in the previous sentence. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

          The Indemnifying Party shall be liable for any settlement of any claim against an Indemnified Party made with the Indemnifying Party's written consent or made in connection with the circumstances described in the first sentence of the previous paragraph. The Indemnifying Party shall not, without prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall have the right to settle or compromise any claim provided that (i) the Indemnifying Party pays all sums, costs and expenses incident thereto, and (ii) Indemnifying Party obtains for the Indemnified Party a full, non-conditional absolute release.

          Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the production of relevant documents as may be reasonably requested by the other parties, provided that the Indemnifying Party will reimburse the Indemnified Party for all of its out-of-pocket expenses incurred in connection with such cooperation by the Indemnified Party.

                                        (c)          In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party (as applicable), on the one hand, and an Indemnified Party, on the other, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs and expenses to which the indemnified persons may be subject in accordance with the relative benefits received by the Indemnifying Party (as the case may be), on the one hand, and an Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in expenses and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

          6.          Miscellaneous

                    6.1          Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to agreements executed and to be performed solely within such State, and each of the parties hereto irrevocably consents to the venue and jurisdiction of the federal and state courts located in the State of Delaware, County of Kent.

                    6.2          Headings. The Section headings used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

                    6.3          Publicity. Except as otherwise required by applicable federal securities laws, or as otherwise agreed to by the parties, none of the parties hereto shall issue any press release or make any other public disclosure or statement, in each case relating to, connected with or arising out of this Agreement or the transactions contemplated herein. Any statement or disclosure so issued or made by either party shall require the prior approval, not to be unreasonably withheld or delayed, of the other party hereto as to the contents and the manner of presentation and publication thereof.

                    6.4          Notices. All notices, requests, demands, other communications and deliveries required or desired to be given hereunder shall only be effective if given in writing by hand, by certified or registered mail, return receipt requested, postage prepaid, or by U.S. express mail service, or by private overnight mail service (e.g. Federal Express), or by facsimile transmission. Any such notice, request, demand, other communication or delivery shall be deemed to have been received (a) on the business day actually received if given by hand or facsimile transmission, (b) on the business day immediately subsequent to mailing, if sent by U.S. express mail service or private overnight mail service, or (c) three (3) business days following the mailing thereof, if mailed by certified or registered mail, postage prepaid, return receipt requested, and all such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided herein):

if to KV, to:

Kojaian Ventures, L.L.C.
39400 Woodward Avenue
Suite 250
Bloomfield Hills, Michigan  48304
Telephone No. (248) 644-7600
Facsimile No. (248) 644-7620

with a copy simultaneously by like means to:

Carson Fischer, P.L.C.
Third Floor
300 East Maple Road
Birmingham, Michigan  48009
Telephone No. (248) 644-4840
Facsimile No. (248) 644-1832
Attn:  Robert M. Carson, Esq.

if to the Company to:

Grubb & Ellis Company
2215 Sanders Road
Suite 400
Northbrook, Illinois  60062
Telephone No. (847) 753-7500
Facsimile No.  (847) 753-9060
Attn:  Chief Financial Officer

with a copy simultaneously by like means:

Zukerman Gore & Brandeis, LLP
875 Third Avenue
New York, New York  10022
Telephone No. (212) 223-6700
Facsimile No. (212) 223-6433
Attention: Clifford A. Brandeis, Esq.

                    6.5          Successors and Assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                    6.6          Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, all of which taken together shall constitute one instrument.

                    6.7          Entire Agreement. This Agreement, including the other documents referred to herein or annexed as Exhibits hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof.

                    6.8          Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto.

                    6.9          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                    6.10          Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

                    6.11          Waiver of Jury Trial. The parties hereto waive all right to trial by jury of any action, suit or proceeding brought to enforce or defend any rights or remedies arising under or in connection with this Agreement or the transaction contemplated hereby whether grounded in tort, contract or otherwise.

[Signature Page to Follow]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY:

GRUBB & ELLIS COMPANY

By:	/s/ Brain Parker
	Name:	Brian Parker
	Title:	Chief Fiancial Officer

KOJAIAN VENTURES, L.L.C. a Michigan limited liability company

By:	KOJAIAN VENTURES-MM, Inc. a Michigan Corporation, Managing Member

By:	/s/ C. Michael Kojaian
	Name:	C. Michael Kojaian
	Title:	President